Exhibit 4

                        Trinity Investment Partners, LLC





                                                  September 8, 2006


Joseph J. Calabrese
Chief Financial Officer
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ  07071

Dear Joe:

     This letter  agreement  shall serve to amend the Consulting  Agreement (the
"Consulting   Agreement")  dated  April  17,  2006  between  Trinity  Investment
Partners, LLC ("Trinity") and Harvey Electronics, Inc. (the "Company").

     In recognition of the additional services provided by Trinity to the Company in connection with the Financing, the Company agrees to pay to Trinity an additional $100,000 in cash upon receipt of funds in connection with the Financing. In addition, the six-month period referenced in the paragraph under the caption "Fee Arrangements" in the Consulting Agreement shall commence on the date hereof. All capitalized terms used herein shall be given the meanings ascribed thereto in the Consulting Agreement

     To the extent the terms and conditions of the Consulting Agreement are not specifically modified by this Amendment, such terms and conditions shall continue in full force and effect, including but not limited to the indemnification attached as Appendix A to the Consulting Agreement which shall also apply to this Amendment.

     This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

     This Amendment may be executed in one or more counterparts, each of which shall be considered an original, and all of which, when taken together, shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                                        Trinity Investment Partners, LLC

                                        By:   /s/ D. Andrew Stackpole
                                            -----------------------------------
                                            Name:    D. Andrew Stackpole
                                                     Title:   Managing Partner


Agreed and Accepted:

     Harvey Electronics, Inc.

By:    /s/ Michael E. Recca
       -------------------------------------
       Name:    Michael E. Recca
       Title:   Chairman of the Board